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                                                                   Exhibit 10.34

                            DISTRIBUTORSHIP AGREEMENT
                            -------------------------


         THIS DISTRIBUTORSHIP AGREEMENT (this "Agreement") dated as of the 1st day of April, 2003 ("Effective Date"), is by and between Argo-Tech Corporation ("Argo-Tech"), a Delaware corporation, and Yamada Corporation ("Distributor"), a Japanese corporation.
                                   WITNESSETH:

         WHEREAS, Argo-Tech manufactures and sells and proposes to manufacture and sell the products identified at Items 1A and 1B of Exhibit A hereto (the "Products") and desires to appoint Distributor as its distributor of the Products within the geographical territory described in Item 2 of Exhibit A hereto (the "Territory") on and subject to the terms and conditions hereinafter provided;

         WHEREAS, Distributor desires to accept such appointment and dedicate such portion of its present warehousing facilities, sales organization, and other resources as may be required for the performance of its obligations hereunder;

         WHEREAS, Argo-Tech provides and proposes to provide the services identified at Item 1 of Exhibit D hereto (the "Services") and desires to appoint Distributor as Argo-Tech's non-exclusive sales agent in the sales agent geographical territory described in Item 2 of Exhibit D hereto (the "Sales Agent Territory") on and subject to the terms and conditions hereinafter provided; and

         WHEREAS, Distributor desires to accept such appointment and dedicate the resources to be added to its present sales organization as set out in
Article II of this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration had and received, the parties hereto agree as follows:

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                                    ARTICLE I
                             DISTRIBUTOR PROVISIONS

         The provisions of this Article I will be applicable insofar as Distributor's activities as a distributor are concerned.

         1.1 Appointment and Acceptance As a Distributor. Effective as from the Effective Date, Argo-Tech hereby appoints Distributor, and Distributor hereby accepts appointment, as Argo-Tech Corporation's exclusive distributor of Products identified in Item 1A of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2A for the Distribution Term (as hereinafter defined), on and subject to the terms and conditions herein set forth and as Argo-Tech's non-exclusive distributor of Products identified in Item 1B of Exhibit A hereto within the Territory as set forth in said Exhibit A at Item 2B for the Distribution Term, on and subject to the terms and conditions herein set forth. Argo-Tech covenants and Distributor acknowledges that the only other distributor for the Product listed as Item 3 in Item 1B will be Pratt and Whitney.

         1.2 Distribution Term. Except as stated below in this Section 1.2, the term during which Distributor shall distribute Products hereunder (the "Distribution Term") began on the Effective Date. Unless earlier cancelled or terminated as herein provided, the Distribution Term will expire on October 31, 2009. The Distribution Term automatically will be renewed for successive one-year periods thereafter unless either Argo-Tech or Distributor shall have delivered to the other written notice of its intention not to renew the Distribution Term. A notice of non-renewal by Distributor must be given at least one (1) year prior to the date on which the Distribution Term otherwise would be renewed. A notice of non-renewal by Argo-Tech may be given at any time prior to the beginning of a one-year renewal term. As explained in more detail below in this Section 1.2, however, the parties hereby agree that until October 31, 2044, Argo-Tech shall renew the

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Distribution Term as to Japan so long as Distributor and its affiliates retain five percent (5%) ownership of Argo-Tech, and that even if Distributor and its affiliates do not retain that ownership, Argo-Tech's right to give a notice of non-renewal of the Distribution Term will be subject to limitations.
Specifically:

     I. Argo-Tech may not give a notice of non-renewal for any one-year renewal period prior to October 31, 2044 unless, at the time the notice of non-renewal is given by Argo-Tech, each of conditions 1 and 2 below has been met and either condition 3 or condition 4 below has also been met:

          1. Distributor is in material breach of its obligations under this Agreement.

          2. Argo-Tech has notified Distributor of that breach and suggested commercially reasonable means of curing the breach.

          3. Distributor fails to commence commercially reasonable efforts to cure the breach within sixty (60) days after Argo-Tech gives notice of the breach.

          4. Distributor fails to cure the breach in all material respects within one hundred twenty (120) days after Argo-Tech gives notice of the breach.

     II. Argo-Tech will not have the right to give a notice of non-renewal for any one-year renewal period prior to October 31, 2044 at any time when the "Yamada Ownership Condition" is met, which means that Yamada Corporation and all persons and entities directly or indirectly controlling or controlled by Yamada Corporation own in the aggregate five percent (5%) or

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          more of the common stock of Argo-Tech or of any entity which directly or indirectly controls Argo-Tech, provided that the calculation of percentage ownership of Argo-Tech and of entities directly or indirectly controlling Argo-Tech shall be made as if all outstanding convertible securities of Argo-Tech and those entities had been converted to the extent that they are then eligible for conversion without paying additional consideration. However, even while the Yamada Ownership Condition is met, Argo-Tech will have the right to reduce the Territory for a renewal period and all later renewal periods so that it includes only the country of Japan, which right may be exercised by giving notice to Distributor at any time prior to the beginning of a renewal term, provided that at the time such a notice is given by Argo-Tech, each of conditions 1 and 2 above has been met and either condition 3 or condition 4 above has also been met.

         The expiration of the Distribution Term without renewal shall not affect the continuation of the Agency Term (as defined in Section 2.2), if any, then in effect, and a notice of non-renewal of the Distribution Term shall not, of itself, constitute a notice of termination of the Agency Term.

         1.3 Terms of Purchase and Sale. During the Distribution Term, Argo-Tech will sell to Distributor, and Distributor will purchase from Argo-Tech, Products for resale by Distributor. The prices for such Products will be determined and will be subject to change in accordance with the provisions in Exhibit B hereto. Payment will be due thirty (30) days after Distributor's receipt of Product or Argo-Tech's invoice, whichever is later. Argo-Tech has delivered to Distributor (and Distributor hereby acknowledges receipt of) Argo-Tech's terms and conditions of sale and product

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warranty. Such terms and conditions constitute a part of this Agreement and apply to all sales hereunder. However, all warranties shall extend at least one
(1) year after delivery to Distributor's customer. Argo-Tech will, to the extent required, provide special warranties required in order to obtain government and military orders, provided that Argo-Tech will have no obligation to accept any such orders if Argo-Tech considers such special warranty requirements unreasonable. Failure by Argo-Tech to make deliveries in quantities and at times specified by Distributor will not constitute a breach or default by Argo-Tech unless (i) an officer of Argo-Tech shall have expressly guaranteed to do so in writing (acknowledgements of purchase orders or correspondence concerning standard delivery terms shall not be deemed to be guarantees unless they are signed by an officer and expressly state guarantees) or (ii) Argo-Tech does not use reasonable efforts to do so. Acceptance for purposes of Clause 7 of the attached Terms and Conditions of Sale and the right to reject non-conforming Products for purposes of Clause 4 of the attached Terms and Conditions of Sale will expire sixty (60) days after delivery of such Products by Distributor to its customer or one hundred twenty (120) days after delivery by Argo-Tech to Distributor, whichever occurs later. In addition, if Distributor or its customer reject Product as permitted by such terms and conditions, Argo-Tech will pay the costs of shipping the rejected Product to Argo-Tech and shipping replacement Product to Distributor or its customer if the Product was rightfully rejected, and Argo-Tech shall have no obligation to pay such costs of shipping if the Product was wrongfully rejected.

         1.4      Distributor's Compensation As Distributor.

                  a. As used in this Section 1.4, the term "Override Commission" shall mean any commission payable pursuant to subparagraphs c., d. or e. below, and the term "Other Incentive Compensation" shall mean any compensation payable pursuant to subparagraphs f., g. or h. below. Except for Override Commission and Other Incentive Compensation, Distributor's compensation

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under this Agreement for the performance of its obligations hereunder as a distributor will be the profits received by Distributor upon resale of Products purchased by the Distributor under the pricing terms set forth in Exhibit B hereto. In no event will Distributor be entitled to any payment for goodwill inuring to Argo-Tech's benefit which results from Distributor's performance hereunder; and neither Distributor nor Argo-Tech will be liable for damages on account of any loss of prospective profits, or any expenditure, investment, or obligations made or incurred by the other.

                  b. In consideration for the investment Distributor will make in creating good will for Argo-Tech and the Products in the Territory, Argo-Tech will pay Distributor the Override Commission (subject to subsection 1.4(l)) and Other Incentive Compensation.

                  c. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech in or for use in Japan. Whenever the phrase "for use in Japan" is used in this Agreement, such phrase shall include the manufacture in Japan of aircraft, aircraft engines and aircraft equipment incorporating Products, but otherwise shall not be construed or interpreted so as to include the use of such Products in Japan by non-Japanese airlines arriving or departing Japan on a routine basis.

                  d. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech in or for use in the United States and its possessions and territories to any Japanese governmental organization or body, to any company incorporated in Japan, to any Japanese individual, unincorporated business or the like, or to any entity owned or controlled by any of the foregoing (collectively, "Japanese Purchasers").

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                  e. Argo-Tech will pay a commission of twelve percent (12%) of the purchase price of any Products (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) sold by Argo-Tech anywhere in the world except Japan, the United States and its possessions and territories to Japanese Purchasers which are original aircraft, aircraft engine or aircraft equipment manufacturers.

                  f. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to an original aircraft, aircraft engine or aircraft equipment manufacturer, (ii) no Override Commission is payable with respect to that sale and (iii) Distributor is directly responsible for that sale (provided that this condition (iii) shall not apply to any sale to a Japanese Purchaser), then Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.

                  g. If Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to any agency of the United States government, which Products have been identified to Argo-Tech for resale to Japanese Purchasers or for use in Japan, and Distributor is directly responsible for any portion of those sales, Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.

                  h. If (i) Argo-Tech directly or indirectly sells Product(s) (as that term is defined either in Item 1A(b) or in Item 1B of Exhibit A) to any governmental organization or body for use anywhere in the world except for the United States and its possessions and territories, (ii) Argo-Tech knows that the governmental organization or body is purchasing such products for use outside of the United States and its possessions and territories, (iii) no Override Commission is payable with


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respect to that sale, (iv) the governmental organization or body is unwilling to purchase from Distributor, and (v) Distributor is directly responsible for the sale (provided that conditions (ii), (iv) and (v) shall not apply to any sale if Argo-Tech knows that the governmental organization or body is purchasing such Products for use in Japan), Argo-Tech will compensate Distributor commensurate with Distributor's contribution. Argo-Tech and Distributor will negotiate in good faith to determine that compensation.

                  i. If Argo-Tech directly or indirectly sells Product(s) to any third party other than an agency of the United States government and Argo-Tech knows that the third party is purchasing for resale in or for use in Japan or to Japanese purchasers, then for purposes of determining whether Override Commission or Other Incentive Compensation shall be paid to Distributor and the amount thereof, the sale to the third party shall be ignored and Argo-Tech will be treated as if Argo-Tech had sold the Product(s) to the party to whom, and at the price for which, the third party resold the Product(s). If Argo-Tech has reason to believe (but does not know) that a third party is purchasing for such a resale, Argo-Tech will inform Distributor and Argo-Tech and Distributor will cooperate in trying to determine whether such resales actually occur. If such resales are determined to have occurred, Override Commission and Other Incentive Compensation will be paid as provided in the first sentence of this subsection 1.4(i).

                  j. Override Commission with respect to receipts during each calendar month shall be paid to Distributor within thirty (30) days after the end of such calendar month to the extent that necessary data is then available to Argo-Tech and otherwise within sixty (60) days after the end of such calendar month. Each payment shall be accompanied by a detailed report of sales in or for use in Japan and sales to Japanese Purchasers, identifying each Product sold, the purchaser of each Product and the receipts with respect to each Product. Argo-Tech will retain complete records of


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each sale in or for use in Japan and each sale to a Japanese Purchaser by
Argo-Tech and by any third party for at least three years after each such sale, and Distributor will have the right to audit Argo-Tech's books and records regarding those sales.

                  k. Argo-Tech will use reasonable efforts to keep Distributor informed, in advance wherever possible, of Argo-Tech's plans to sell Product(s) in or for use in Japan and to Japanese Purchasers. Distributor will not contact Argo-Tech's customers without Argo-Tech's consent, which consent shall not be unreasonably withheld where Argo-Tech has informed Distributor of its intention to contact such customers as contemplated by this subsection 1.4(k).

                  l. Pursuant to Section 11.10 of that certain Stockholders' Agreement among Argo-Tech, Distributor, Vestar Capital Partners, Inc. and certain other parties dated December 24, 1990, under certain conditions the Override Commission may terminate before or during the Distribution Term. Said
Section 11.10 hereby is incorporated in this Agreement as if set forth in full herein.

                  m. Upon request from either Argo-Tech or Distributor regarding one or more specifically identified proposed sales of Product where Distributor is not entitled to an Override Commission, Argo-Tech and Distributor will engage in good faith discussions regarding whether or not Distributor is likely to be entitled to Other Incentive Compensation and, if so, in what amounts.

         1.5. Distributor's Duties As Distributor. During the Distribution Term, Distributor will give the Products commercially reasonable sales and service priority within the Territory. In addition, Distributor, at its sole expense, will:

                  a. Use its reasonable efforts to maximize sales of Products within the Territory by all usual and ethical means, including, without limitation, personal solicitations of customers and prospective customers, demonstrations, prompt and efficient processing of customer orders and

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complaints, distribution of technical and promotional literature concerning
Products, and advertising in trade publications, directories, and the like;

                   b. Cooperate with Argo-Tech in identifying customers and providing customers with sales and service assistance;

                   c. Maintain at all times inventories of Products, in at least a "Two Month Supply" as defined below and continue to maintain adequate warehousing and other facilities for storage of the same;

                   d. Continue to maintain a well-trained staff for sales of Products to support Distributor's marketing efforts and fulfill its customer needs;

                   e. Prepare and maintain for a period of at least two (2) years after the preparation thereof detailed records of Distributor's sales of Product and allow Argo-Tech to inspect and copy such records upon request; and

                  f. Subject to pressing business requirements and other commercially reasonable reasons for not attending, cause a reasonable number of Distributor's employees who regularly call on Product customers to attend annual meetings conducted by Argo-Tech in Cleveland, Ohio, provided always that the subject matter of such meetings is relevant for such employees.

                   g. Provide Argo-Tech reasonable advance notice of all sales calls it may make on customers for Products within the Territory and provide Argo-Tech copies of all related reports.

                            For the purposes of subsection (c) immediately
above, a "Two Month Supply" means a dollar inventory amount on hand at Distributor's warehousing and other storage facilities equal to the simple average of Distributor's sales of Products to its customers for each of the immediately preceding twelve (12) calendar months multiplied by eighty-five percent (85%)
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multiplied by two (2). For the purposes of this calculation, sales shall be valued based on the then applicable catalog, letter or publication prices applicable to Products as set out in Exhibit B hereto.

         1.6 Distributor's Representations and Warranties As Distributor. Distributor hereby represents and warrants to Argo-Tech that Distributor currently has adequate warehousing and other facilities and adequate sales staffs to perform its obligations under this Agreement, to exploit reasonably fully opportunities for sales of Products within the Territory, and to provide adequate servicing thereof.

         1.7 Limitation of Distributorship Territory. Distributor has not been appointed as Argo-Tech's distributor in any geographical territory other than the Territory. Accordingly, except as set forth in Article II, Distributor will not make sales calls or otherwise solicit sales of Products outside of the Territory; provided, however, that Distributor shall be entitled to make sales calls upon, and solicit and accept sales orders from, foreign purchasing missions, agents, customers and employees having offices located outside the Territory of customers located within the Territory provided that all such Products so sold shall be sold for delivery into the Territory. If Distributor has sales branches outside of the Territory, then personnel associated with such sales branches will not, except as authorized in the aforestated proviso and in
Article II, solicit sales of Products outside of the Territory.

         1.8 Exclusive Distributor Dealings. During the Distribution Term, Distributor will not, within the Territory, sell, distribute, or in any manner promote the sale of products manufactured by persons other than Argo-Tech which are competitive with the Products identified in Items 1A and 1B of Exhibit A. Distributor, however, may from time to time upon request from potential customers supply products which are competitive with the products identified in Items 1A and 1B of Exhibit A, provided that Argo-Tech is first informed of any such request and, provided further,

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that Argo-Tech indicates in writing to Distributor that Argo-Tech is unable to furnish products meeting the required specifications and that Argo-Tech does not deem any such sale as promotional or an attempt on the part of the Distributor to enter into any long-term commitment with Argo-Tech's competition.

         1.9 Argo-Tech's Duties To Distributor As Distributor. During the Distribution Term, Argo-Tech will, from time to time, make available to Distributor such assistance as Argo-Tech customarily makes available to its distributors of Products. Without limiting the generality of the foregoing, at its expense Argo-Tech will use its best efforts to provide Distributor and its personnel with supplies of Products and technical and promotional literature concerning Products. Argo-Tech will provide Distributor reasonable advance notice of any sales calls it may make on customers for Products within the Territory and provide Distributor copies of all related reports.

         1.10 Changes To Products. Argo-Tech reserves the right to make such changes in Products or to discontinue Products from time to time as it deems appropriate, and Argo-Tech may make changes in or discontinue a Product without notice to Distributor if Argo-Tech reasonably believes that its action is required by safety problems. In all other cases, however, Argo-Tech shall give Distributor at least thirty (30) days notice before changing or discontinuing a Product and shall use its best efforts to satisfy any orders for prompt delivery of the unchanged Product placed by Distributor during that thirty (30) day period including, if necessary, manufacturing more of the unchanged Product. Otherwise, Argo-Tech will be under no obligation to Distributor, Distributor's customers, or otherwise (a) to continue the manufacture of any particular Product, (b) to introduce new Products, (c) to change the specifications, designs, or other characteristics of any particular Product, or (d) to maintain any inventory of discontinued Products past the date manufacture thereof shall have ceased. Distributor may return to Argo-Tech for credit and at Argo-Tech's expense

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Products which are declared obsolete, discontinued or overaged by Argo-Tech.
Credit for any Product returned to Argo-Tech pursuant to this Section 1.10 shall be at the price last paid by Distributor to Argo-Tech for that Product, and Argo-Tech will pay shipping costs for Product that is so returned.

         1.11 Direct Call Customers. Distributor acknowledges that it understands that Argo-Tech currently has and intends to maintain a direct sales force which services the customers listed on Exhibit C. Nothing in this Agreement shall prevent Argo-Tech from selling Products within the Territory to such direct call customers. However Section 1.4 and the Override Commissions provided for therein shall apply to sales to such direct call customers if such sales are in or for use in Japan or to Japanese customers. Argo-Tech will cooperate with Distributor in attempting to persuade direct call customers to purchase all Products through Distributor, provided that this obligation will not apply to direct call customers listed in category 1 in Exhibit C.

         1.12     Repurchase of Inventory.

                  a. If the World Airline & Suppliers Guide (or any successor to that Guide) published by the Air Transport Association of America (or any successor to that Association) recommends or requires that Distributor repurchase Products from customers, Argo-Tech will repurchase those same Products from Distributor at the same price and on the same terms and conditions as Distributor repurchases from its customers.

                  b. Upon termination or cancellation of this Agreement, Argo-Tech will repurchase all or any portion of Distributor's inventory which Distributor identifies. Commercially reasonable prices, terms and conditions for any such repurchase shall be negotiated by Argo-Tech and Distributor at the time of any such termination or cancellation. Distributor may continue to sell in the Territory, in the ordinary course of its business, all of the Products in Distributor's inventory

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which are not repurchased by Argo-Tech hereunder or which Distributor receives after the date of termination pursuant to a purchase order accepted by Argo-Tech prior to termination and not otherwise cancelled.

                                   ARTICLE II
                                AGENT PROVISIONS

         The provisions of this Article II will be applicable insofar as Distributor's activities as a sales agent are concerned.

         2.1      Appointment and Acceptance As An Agent.

                  (a) Beginning on the Effective Date, Argo-Tech hereby appoints Distributor, and Distributor hereby accepts appointment, as Argo-Tech's non-exclusive sales agent for Services in the Sales Agent Territory for the Agency Term (as hereinafter defined), on and subject to the terms and conditions herein set forth. Agent will solicit orders for Services from, and promote the sale of Services to, customers in the Sales Agent Territory.

                  (b) Argo-Tech may appoint other non-exclusive sales agents for the Services in the Sales Agent Territory and may itself call upon and sell Services directly to customers, investigate and resolve customer complaints, distribute sales and advertising information and perform other services in the Sales Agent Territory. Argo-Tech will provide Distributor reasonable advance notice of any sales calls it may make on customers for Services within the Sales Agent Territory and provide Distributor copies of all related reports.

         2.2 Agency Term. The term during which Distributor shall serve as sales agent pursuant to Section 2.1 above (the "Agency Term") began on the Effective Date. Unless earlier cancelled or terminated as herein provided, the Agency Term will expire on the first anniversary of the beginning of the Agency Term. The Agency Term automatically will be renewed for successive

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one-year periods thereafter unless either Argo-Tech or Distributor shall have delivered to the other written notice of its intention not to renew the Agency Term. A notice of non-renewal of the Agency Term must be given at least one (1) year prior to the date on which the Agency Term otherwise would be renewed. The expiration of the Agency Term without renewal shall not affect the continuation of the Distribution Term, and a notice of non-renewal of the Agency Term shall not, of itself, constitute a notice of termination of the Distribution Term.

         2.3 Agency Activities. Agent will use its best efforts and facilities to promote, maintain and increase the sale of Services in the Sales Agent Territory by all usual, legal and ethical means in strict compliance with the various laws of the Sales Agent Territory, including to the extent permitted by the laws of the Sales Agent Territory, advertising and personal solicitation by Agent of customers, demonstrations of Services, efficient processing of orders and customer complaints, and identification of Agent as a source of Services in business listings, trade publications, directories, stationery and advertisements and through distribution of technical literature, catalogues, brochures and advertising matter issued by Argo-Tech.

         2.4 Agency Contract Terms. Argo-Tech will have exclusive responsibility to determine the contractual terms and conditions to be included in all contracts with customers with respect to Services and to determine the customer orders that it will accept and reject, provided that Agent shall promptly notify Argo-Tech in the event that the contractual terms or conditions included in contracts or orders with customers would fail to conform to the applicable laws of the Sales Agent Territory. No customer order or contract will be binding on Argo-Tech until accepted in writing by Argo-Tech. Agent understands that it has no authority to make any warranties as to the quality, condition and performance of Services or the time for delivery or performance thereof.

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         2.5      Distributor's Compensation As Agent.

                  (a) Except in (i) instances where Argo-Tech is liable to pay Override Commission or Other Incentive Compensation pursuant to Section 1.4 above, which instances are covered by subsection 2.5(c) below; and (ii) instances involving split commission, which instances are covered by subsection 2.5(b) below, Distributor will receive a commission at the rate(s) described in
Item 3 of Exhibit D on all Services sold by Argo-Tech for delivery to a customer in the Sales Agent Territory, provided that such Services constitute "New Business" as defined below. "New Business" shall mean Argo-Tech sales of Services to customers not described in Item 4 of Exhibit D and sales of Services to customers described in Item 4 of Exhibit D where such Services are not sold or provided pursuant to or in connection with a program described in Item 4 of Exhibit D or a continuation, amendment or renewal of such a program. A change in corporate entity, corporate identity or a re-sourcing decision by or with respect to a customer described in Item 4 of Exhibit D shall not constitute New Business. The commission will be based on the "Net Sales Price" of that Service--that is, on the price received by Argo-Tech from the customer before deducting discounts taken by the customer for prompt payment of invoices, less any trade discounts, transportation, packing, shipping, handling, insurance, installation and similar charges and all taxes and customs duties. The applicable commission will not be fully earned until the customer has fully paid Argo-Tech's invoice for the Service; provided, however, that if a customer pays less than the full amount of Argo-Tech's invoice for the Services, the applicable commission on that invoice shall be earned in the same proportion as the amount of the customer's payment received by Argo-Tech bears to the full amount of Argo-Tech's invoice. Commissions earned in any calendar quarter will be paid on or before the twentieth (20th) day of the following quarter. If Argo-Tech has paid Agent a commission on a Service for which Argo-Tech makes a refund to the customer, Agent will

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promptly reimburse Argo-Tech for the amount of the commission previously paid on that Product. Alternatively, in Argo-Tech's discretion, such amount may be deducted from subsequent agency commission payments due to the Agent.
Commissions will be paid only on Services for which Argo-Tech has received a binding sales agreement or firm order prior to the expiration or termination of this Agreement and will be payable at the times, in the amounts, and in the manner as provided in this Agreement, notwithstanding its termination.
Commission shall be paid in U.S. dollars.

                  (b) If, pursuant to an order procured by another third party representative of Argo-Tech or the sales efforts of other third party persons, Argo-Tech performs a Service for delivery to a customer within the Sales Agency Territory then, other provisions hereof notwithstanding, Argo-Tech will deduct from the commission payable to Distributor under this Section 2.5 the amount of any commission actually paid to such other third party; provided, however, that an order procured by an "International Salesperson" (as defined in Section 2.7) shall not be considered an order procured by a third party representative of Argo-Tech or other third person for purposes of this provision.

                  (c) In the event a commission is payable under this Section 2.5, and Argo-Tech is liable to pay Override Commission or Other Incentive Compensation pursuant to Section 1.4, Argo-Tech will deduct from the commission payable to Distributor under this Section 2.5 the amount of such Override Commission or Other Incentive Compensation payable to Distributor.

                  (d) Distributor agrees that on termination of this Agreement (with or without cause) or at the end of the Agency Term, Argo-Tech will not be liable for any termination compensation whatsoever, whether based on goodwill established, clientele created, expenditures incurred or investments made by Distributor or otherwise, and Distributor specifically waives any


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rights it may have under the laws of the Sales Agent Territory. The parties hereby waive the application of any laws in the Sales Agent Territory which would require judicial cancellation of this Agreement as a prerequisite to the termination of this Agreement or the Agency Term.

         2.6      Distributor's Duties As An Agent.

                  (a) Distributor, without additional compensation, will maintain a suitable business office and clerical staff in one or more locations and furnish all facilities and materials required to solicit, receive and handle customer orders for Services and to perform other services pursuant to this Agreement. Argo-Tech acknowledges that Distributor's primary sales activity with respect to Distributor's duties as a sales agent under this Article II shall be through the International Salespeople (as defined in Section 2.7 below).

                  (b) Distributor will receive and promptly transmit to Argo-Tech any correspondence, written or oral, between Distributor and any customers within the Sales Agent Territory who have purchased any Services. If any such customer claims that any Services are unsatisfactory or defective, Distributor will obtain and promptly transmit to Argo-Tech all pertinent information regarding such complaints.

                  (c) Distributor will submit to Argo-Tech, promptly every month, a report containing pertinent information about Services marketing and sales activities within the Sales Agent Territory (including but not limited to trade shows, conventions and symposiums, information about Argo-Tech's competitors, and the prices of competitive products), and action taken by Distributor to promote the sale of and procure orders for Services (including but not limited to sales leads, customer inquiries, orders, customer calls, distribution of sales and other brochures, information on competitor activities and products, etc.). Distributor will provide Argo-Tech reasonable advance notice of any sales calls it may make on customers for Services within the

Sales Agent Territory and provide Argo-Tech copies of all related reports. Distributor also will submit to Argo-Tech within one month after the first day of October, a sale forecast for the ensuing year which will be in a form and contain the information specified by Argo-Tech.

                  (d) Except as provided in Section 2.7 below, Distributor will pay all of its own business expenses and those of its employees and agents. Distributor will pay all taxes, however designated, that may be assessed against or levied upon Distributor, whether in connection with this Agreement or otherwise. Distributor shall refrain from taking any action which would cause Argo-Tech to be deemed by local government authorities to have established a permanent establishment in the Sales Agent Territory.

                  (e) Distributor will indemnify Argo-Tech in respect of, and hold Argo-Tech harmless against all claims, expenses, losses and damages, however caused, arising from (i) any claim of a third party that Distributor misrepresented its authority as a sales agent or made any contractual commitment not expressly authorized under this Agreement, and (ii) any and all liabilities which may at any time result from Distributor's partial or complete noncompliance with any laws of the Sales Agent Territory, and (iii) any act or omission of Distributor, its employees, agents, representatives or officers. If requested by Argo-Tech, Distributor, at its own expense, will defend all suits and proceedings that may be instituted against Argo-Tech in respect of any liability or matter as to which Distributor is required to indemnify Argo-Tech under this paragraph, and will pay all damages and other sums finally awarded against Argo-Tech in any such suit or proceeding. In no event will Argo-Tech be liable to Distributor for any business expenses, loss of profits or incidental, indirect or consequential damages, however caused, whether by Argo-Tech's sole or concurrent negligence or otherwise.

                  (f) Distributor will ensure that its personnel fully understand the United States Foreign Corrupt Practices Act and any similar local laws as well as Argo-Tech's policy against giving bribes, kickbacks or any benefits to customer personnel or anyone else (other than normal wages paid full-time sales employees), with respect to business with customers. Distributor agrees to obey the letter and spirit of such laws and policies and to provide regular acknowledgements of such compliance as requested. It will also take all steps necessary to ensure compliance by its owners, managers, employees, agents and affiliates and will cooperate fully in any investigation audit of such compliance conducted by or at the request of Argo-Tech. Argo-Tech shall conduct such audit in a manner that avoids the unnecessary disruption of the business and administrative activities of Distributor.

         2.7      International Salespeople.

                  (a) Distributor agrees to cooperate with Argo-Tech in Argo-Tech's hiring of salespeople (the "International Salespeople") with assignments for specific sales territories within the Sales Agent Territory. The number of such International Salespeople, and their respective territorial assignments, shall be mutually agreed by Argo-Tech and Distributor from time to time during the Agency Term. Initially there shall be three (3) International Salespeople with the following territorial assignments: Europe/Middle East/Africa; Australia/Asia and Central and South America. In event that Argo-Tech appoints after the Effective Date any person or entity other than Distributor as its sales agent for the Services in any part of a territory serviced by an International Salesperson and Distributor has reason to believe that, as a result of such appointment, there has been or will be a decline in the commissions payable to Distributor through that International Salesperson, there shall be an equitable adjustment of the Expenses of the International Salesperson reimbursable by Distributor in such amount as Distributor may reasonably require, subject to Argo-Tech's consent, such consent not to be unreasonably refused.

                  (b) Argo-Tech shall recruit and hire International Salespeople but, other than International Salespeople already hired on the Effective Date, no International Salespeople shall be hired without the prior consent of Distributor, which shall not be unreasonably withheld or delayed. The International Salespeople shall be employees of Argo-Tech (or a subsidiary) and under Argo-Tech's direct supervision and control. The International Salespeople shall represent the joint interests of Argo-Tech and Distributor and their business identification and stationery shall carry the identification of both Argo-Tech and Distributor. Distributor shall not be directly responsible for the activities of the International Salespeople for the purposes of subsections 1.4(f), (g) and (h), Section 1.11, subsections 2.6(e) and (f) and Section 2.8.

                  (c) The International Salespeople shall have, as their primary responsibility, promoting the sale of Services and Products, but they will also, upon request from Distributor represent Distributor's interest in selling or representing other products and services. Argo-Tech will provide Distributor reasonable advance notice of any sales calls the International Salespeople may make and provide Distributor copies of all related reports.

                  (d) Distributor shall reimburse Argo-Tech for the following expenses (the "Expenses") incurred by Argo-Tech in connection with the International Salespeople:

                    (i) direct payroll expense, excluding bonus, which is covered in (v) below;

                    (ii) Argo-Tech's expense relating to all employee benefits provided to such person, including, without limitation, medical, dental and vision coverage, cost of employer provided pension, unemployment, disability and life insurance benefits and employer taxes paid directly with respect to an International Salesperson, provided that employee benefits provided to such International Salespeople are not in excess of those provided to other non-U.S. based Argo-Tech employees at an equivalent level or are agreed to in advance by Distributor;

                   (iii) all away from base travel, lodging and meal expenses reimbursed by Argo-Tech to an International Salesperson under travel expense guidelines established by Argo-Tech and applicable generally to Argo-Tech's sales personnel;

                    (iv) all office expenses of such International Salespeople, including rent, telephone and reasonable expenses for office equipment; and

                    (v) one half of any incentive or bonus payment made to an International Salesperson, provided that Argo-Tech and Distributor have agreed on the terms of the program pursuant to which such incentive or bonus payment was made.

                   Prior to each Argo-Tech fiscal year during the Agency Term, Distributor and Argo-Tech shall establish an annual budget for the Expenses of the International Salespeople to be reimbursed by Distributor with respect to such fiscal year. In the event Distributor and Argo-Tech shall not have established an annual budget for the Expenses of the International Salespeople within thirty days after the start of a fiscal year, as aforesaid, the maximum amount of the annual budget for that year shall be the maximum amount of the preceding year's annual budget multiplied by a fraction, the numerator of which is the average of the twelve monthly indices for the immediately preceding November - October period of the "Consumer Price Index -- Urban Consumers For All

Cities, All Items (1982-84 = 100)," published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI-U"), and the denominator of which is the average of the twelve monthly indices of the CPI-U for the November, 2001 to October, 2002 period. If the CPI-U is discontinued, the "Consumer Price Index -- Seasonally Adjusted U.S. City Average For All Items For Urban Wage Earners and Clerical Workers (1982-84 = 100)," published monthly in the "Monthly Labor Review" by the Bureau of Labor Statistics of the United States Department of Labor ("CPI-W"), shall be used for making the above computation. If the CPI-W is discontinued, comparable statistics on the purchasing power of the consumer dollar published by the Bureau of Labor Statistics of the United States Department of Labor shall be used for making the above computation. If the Bureau of Labor Statistics shall no longer maintain statistics on the purchasing power of the consumer dollar, comparable statistics published by a responsible financial periodical or recognized authority mutually agreed upon by Argo-Tech and Distributor shall be used for making the above computation. If the base year "(1982-84 = 100)" or other base year used in computing the CPI-U is changed, the figures used in making the adjustment in the above computation shall be changed accordingly, so that all increases in the CPI-U are taken into account notwithstanding any such change in the base year. Distributor shall have no obligation to reimburse Argo-Tech for any amount of the Expenses of the International Salespeople with respect to any Argo-Tech fiscal year which exceeds the maximum amount of the annual budget with respect to such year unless Distributor has given its written prior approval of such excess amount.

                  (e) Invoices for the International Salespeople Expenses are to be presented by Argo-Tech to Distributor quarterly in arrears and shall be itemized as to the items of expense to which they relate. Distributor agrees to pay each such correct invoice within thirty (30) days after receipt.

                  (f) If the Agency Term or this Agreement is terminated under
Section 3.1(a) for any reason or under Section 3.1(b), Distributor shall be released from all obligation and liability to reimburse Argo-Tech for any Expenses of the International Salespeople which are incurred on or after the effective date of the termination.

         2.8 Distributor's Representations and Warranties As Agent. Distributor represents that it is free to contract with Argo-Tech to perform the agency services contemplated by this Agreement; that such contract or performance thereunder will not violate any agreement, fiduciary obligation, or restrictions to which Distributor may be subject; that the execution and performance of this Agreement by Distributor will not violate any laws of the Sales Agent Territory; and that no portion of the commission paid or payable hereunder will be used by Distributor to improperly influence the sale of Services. Distributor agrees to conduct its agency activities under this Agreement in accordance with all applicable laws and regulations, including, without limitation, registration of this Agreement upon prior written agreement of Argo-Tech, if required. Distributor hereby represents and warrants to Argo-Tech that Distributor has adequate sales forces (including the International Salespeople), business office and clerical staff to sell, and promote the sale of Services in the Sales Agent Territory and generally to perform all agency services required by this Agreement. Distributor further represents that none of the above items has been specifically acquired or obtained for performance of this Agreement.

         2.9 Limitation of Agent Territory. Distributor has not been appointed as Argo-Tech's sales agent in any geographical territory other than the Sales Agent Territory. Accordingly, except as set forth in Article I, Distributor will not make sales calls or otherwise solicit sales of Services outside of the Sales Agent Territory; provided, however, that Distributor shall be entitled to make sales calls upon, and solicit and accept Services orders from, foreign purchasing missions, agents, customers and employees having offices located outside the Sales Agent Territory of customers located within the Sales Agent Territory provided that all such Services so sold shall be sold for delivery into the Sales Agent Territory.

         2.10 Exclusive Agent Dealings. During the Agency Term, Distributor will not, within the Sales Agent Territory, sell, distribute, or in any manner promote the sale of Services provided by persons other than Argo-Tech which are competitive with the Services identified in Item 1 of Exhibit D. Distributor, however, may from time to time upon request from potential customers supply Services which are competitive with the Services identified in Item 1 of Exhibit D, provided that Argo-Tech is first informed of any such request and, provided further, that Argo-Tech indicates in writing to Distributor that Argo-Tech is unable to furnish Services meeting the required specifications and that Argo-Tech does not deem any such sale as promotional or an attempt on the part of the Distributor to enter into any long-term commitment with Argo-Tech's competition.

         2.11     Argo-Tech's Duties to Distributor As Sales Agent.

                  (a) During the Agency Term, Argo-Tech will, from time to time, make available to Distributor such assistance as Argo-Tech customarily makes available to its sales agents of Services. Without limiting the generality of the foregoing, at its expense Argo-Tech will use its best efforts to provide Distributor and its personnel with technical and promotional literature concerning Services.

                  (b) Argo-Tech agrees to recruit and hire the International Salespeople as soon as reasonably practical and to reasonably accommodate Distributor's requests and suggestions with respect to the assignments and activities of such International Salespeople.

                  (c) If Argo-Tech agrees to fill a customer's order for Services but, for any reason beyond its reasonable control including, without limitation, inventory shortages, work slowdowns or stoppages, is unable to fill the order or make delivery of the Services ordered through Distributor, Argo-Tech will have no liability to the customer or Distributor in respect of such order.

         2.12 Changes to Services. Argo-Tech reserves the right to make such changes in Services or to discontinue Services from time to time as it deems appropriate and Argo-Tech may make changes in or discontinue Services without notice to Distributor if Argo-Tech reasonably believes that its action is required by safety problems. In all other cases, however, Argo-Tech shall give Distributor at least thirty (30) days notice before changing or discontinuing a Service.

                                   ARTICLE III
                                  CANCELLATION

         3.1      Cancellation.

                  (a) Either Argo-Tech or Distributor may at any time during the Distribution Term cancel the distributorship set forth in Article I of this Agreement or may at any time during the Agency Term cancel the sales agency set forth in Article II of this Agreement or may at any time while this Agreement is in effect cancel this Agreement in its entirety, in each case by giving at least ninety (90) days notice thereof if, before the notice of termination is given, the other shall materially breach any of its obligations hereunder applicable to the distributorship only or any of its obligations applicable to the sales agency only or any of its obligations applicable to both the distributorship and the sales agency, respectively as the case may be, the party wishing to terminate has given notice of the breach to the breaching party, and at least one of the following conditions has occurred:

                    (i) The breach consists of a party's failure to pay a financial obligation under this Agreement in timely fashion and the party who has failed to timely pay fails to cure within thirty (30) days after the other party gives notice of the breach;

                    (ii) The breaching party does not commence commercially
                         reasonable efforts to cure the breach within thirty
                         (30) days after the non-breaching party gives notice of the breach to the breaching party; or

                   (iii) The breaching party, having commenced making
                         commercially reasonable efforts to cure the breach within thirty (30) days after the non-breaching party gives notice of the breach to the breaching party, discontinues those efforts while it is commercially reasonable to continue them.

                  (b) Distributor may at any time during the Distribution Term cancel the distributorship set forth in Article I of this Agreement or at any time during the Agency Term cancel the sales agency set forth in Article II of this Agreement or any time while this Agreement is in effect cancel this Agreement in its entirety, in each case without cause by giving at least one (1) year notice thereof.

                                   ARTICLE IV
                                   TRADEMARKS

         During the course of its performance of this Agreement, Distributor shall be entitled to identify itself as a distributor of Argo-Tech's Products and as a sales agent with respect to Services and to use the trademarks of Argo-Tech only in connection with the promotion and sale of Products and promotion of the sale of Services. Distributor acknowledges that "Argo-Tech" identifies Argo-Tech Corporation and its divisions and subsidiaries and that Argo-Tech is the exclusive owner of such name and mark and of copyrights in the promotional materials furnished to Distributor.

Distributor further acknowledges that Distributor has no other license or similar right with respect to such marks and names and covenants that it will neither claim nor assert any such right by reason of this Agreement. Upon termination of this Agreement, Distributor will return to Argo-Tech free of charge all materials, including signs, advertising matter and catalogs, then in Distributor's or its employees' or agents' possession which contain property (including trademarks and trade names) in which Argo-Tech has property rights and will cease immediately use of the same. Upon request from Distributor and at Distributor's expense, Argo-Tech will cooperate in registering Distributor as a licensed user of Argo-Tech's trademarks in countries in the Territory and Sales Agent Territory specified by Distributor. Argo-Tech agrees that, in the event that Argo-Tech becomes aware of any alleged or actual trademark infringement related to the Products or the Services, it shall notify Distributor immediately of such allegation or actual infringement. In the event that Argo-Tech or Distributor is determined by a court or tribunal of competent jurisdiction to be infringing on any trademark of another party or Argo-Tech believes that such a holding is more likely than not, Argo-Tech will use reasonable efforts to change the then-current trademarks to which such actual infringement relates to eliminate such trademark infringement.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 Status. Except as specifically provided herein, this Agreement shall not in any respect constitute an appointment of any party as the agent or legal representative of any party for any purpose whatsoever. Distributor will not transact any business or make any promises or representations in respect of Products or any other matters in Argo-Tech's name or on its behalf. This Agreement shall not be deemed to constitute a grant of a franchise to Distributor, nor shall Distributor be deemed to be a franchisee of Argo-Tech.

         5.2 Assignment. This Agreement is binding upon and will inure to the benefit of the successors of each of the parties hereto, but neither this Agreement nor any interest herein may be assigned, and no duty or obligation of any party may be delegated, by any party without the prior written consent of Argo-Tech and Distributor except that: (i) Distributor may assign this Agreement or any interest herein and delegate any obligations hereunder to any other corporation whose stock is controlled by or under common control with Yamada Corporation, the controlling shareholder of Yamada Corporation, any parent corporation or parent corporations of Yamada Corporation, or any controlling shareholder of a parent corporation of Yamada Corporation, (ii) without receiving the consent of the other, either Argo-Tech or Distributor shall have the right to assign this Agreement or any interest herein and to delegate any obligations hereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of the assigning party relating to the subject matter of this Agreement, and
(iii) Distributor may assign this Agreement or any interest herein and delegate any obligations herein to any person or entity reasonably acceptable to Argo-Tech, provided that Distributor guarantees the performance of such person or entity, and provided further that Distributor shall not make an assignment pursuant to this clause (iii) without first obtaining the written approval of Argo-Tech.

         5.3 Third Parties. This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon anyone other than the parties hereto except as expressly provided here.

         5.4 Modifications. No change in, addition to or other modification of this Agreement (or the Exhibits and Terms and Conditions of Sale attached hereto) will be effective or binding upon Argo-Tech or Distributor unless embodied in a writing signed by an authorized representative of

Argo-Tech and of Distributor. Argo-Tech and Distributor both agree to use reasonable efforts to satisfy customer requirements.

         5.5 Export. Distributor will not export from the United States any Product purchased from Argo-Tech hereunder in any manner which is not in accordance with U.S. laws and regulations. Upon request from Distributor, Argo-Tech will use reasonable efforts to assist Distributor in interpreting and complying with same.

         5.6 No Waiver. The failure by any party to enforce any of the terms or conditions of this Agreement will not constitute or be deemed to be a waiver of that party's right thereafter to enforce that particular term or condition or each and every other term and condition of this Agreement.

         5.7 Governing Law. This Agreement will be governed and construed in accordance with the internal substantive laws of the State of Ohio, except where the laws of some other jurisdiction mandatorily apply.

         5.8 Notices. all notices, requests and other communications hereunder shall be in writing and will be deemed to have been duly given at the time of receipt if delivered by hand, by overnight courier, or by facsimile or mailed, registered or certified mail, return receipt requested, with postage prepaid:
(a) if to Argo-Tech, then to Argo-Tech Corporation, 23555 Euclid Avenue, Cleveland, Ohio 44117 or facsimile telephone number 216-692-6331, Attention:
General Counsel; (b) if to Distributor, then to the addresses and facsimile telephone numbers indicated on Item 3 of Exhibit A hereto; provided, however, that if any party shall have designated a different address by notice to the other given as provided above, then to the last address so designated.

         5.9 Exhibits. Exhibits A, B, C and D hereto, and also the attached Terms and Conditions of Sale, as the same may from time to time be modified or amended as herein provided, constitute an integral part of this Agreement and are hereby incorporated into this Agreement by this reference.

         5.10 Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and, effective the Effective Date, supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by an officer, employee, or representative of any party relating thereto.

         5.11 Limitation of Liability. In the event that Argo-Tech's liability is in any way limited pursuant to the provisions of Clause 7 of the attached Terms and Conditions of Sale, Argo-Tech and Distributor agree that, as between Argo-Tech and Distributor only, Distributor's liability shall be limited to the same extent.

         5.12 Confidentiality. Distributor and Argo-Tech each agrees that all non-public technical information, trade secrets and any other confidential information regarding the business affairs of the other, including the methods or business operations, the names of customers or potential customers, and any other confidential information concerning the business affairs of the other that it may obtain as a result of this Agreement, constitutes trade secrets, is confidential, and is the valuable property of the party from which it was obtained, and that all such information shall be held confidential and not disclosed to any third party except as reasonably required to distribute Products pursuant to this Agreement.

         5.13 Future Off-Shore Manufacturing Facilities. In the event that AT Holdings Corporation, Argo-Tech, or any subsidiary thereof has the opportunity to construct, own, lease, operate, or otherwise possess or acquire any right, title, or interest in or to any facility or facilities (or the use thereof) outside the United States for the conduct of or in connection with the business of manufacturing Products, Yamada Corporation or any of its majority-owned subsidiaries shall have a right of first refusal to participate in the ownership of such facility or facilities on terms mutually agreeable to Argo-Tech and Yamada Corporation.

         IN WITNESS WHEREOF, the parties have caused this Distributorship Agreement to be executed by their respective duly authorized representatives, all as of the date first above written.

ARGO-TECH CORPORATION                         YAMADA CORPORATION

By:                                           By:
   ----------------------------                  ----------------------------
Its:                                          Its:
    ---------------------------                   ---------------------------
WITNESS:                                      WITNESS:
        -----------------------                       -----------------------